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                                                  EXHIBIT 3-12

              NEW YORK STATE ELECTRIC & GAS CORPORATION

     CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
         OF NEW YORK STATE ELECTRIC & GAS CORPORATION PURSUANT
            TO SECTION 805 OF THE BUSINESS CORPORATION LAW

     We, SHERWOOD J. RAFFERTY and D. W. FARLEY, a Vice President and the Secretary, respectively, of NEW YORK STATE ELECTRIC & GAS
CORPORATION, do hereby certify as follows:

     1. The name of the Corporation is New York State Electric &
Gas Corporation. The name under which it was originally incorporated was the Ithaca Gas Light Company.

     2. The date of filing of the Certificate of Incorporation in the office of the Secretary of State of the State of New York was the 28th day of October, 1852.

     3. The Certificate of Incorporation of the Corporation is amended to add a provision as authorized by subparagraph 12 of
Section 801 of the Business Corporation Law stating the designations, preferences, privileges and voting powers of the shares of a series of the Serial Preferred Stock of the Corporation and the restrictions or qualifications thereof.

     4. The provisions of the Certificate of Incorporation which contain the designations, preferences, privileges, voting powers, restrictions and qualifications of the Serial Preferred Stock of the Corporation are hereby amended to include the following:

          (R) The Board of Directors has designated One Million (1,000,000) shares of Serial Preferred Stock as 7.40% Serial Preferred Stock (Cumulative, $25 Par Value) (hereinafter referred to as the 7.40% Series), and has fixed:
               (1) The annual dividend rate for the shares of the 7.40% Series at 7.40% of the par value thereof per annum and dividends thereon shall be cumulative from the date of original issue.
               (2) The redemption price for the shares of the 7.40% Series at $26.85 per share if redeemed prior to December 1, 1998 and at $25 per share if redeemed thereafter, together in each case with all dividends accrued and in arrears thereon to the date fixed for such redemption; provided, however, that the Corporation will not, prior to December 1, 1998, redeem any shares of the 7.40% Series if such redemption is a part, or in anticipation, of any refunding operation involving the application, directly or indirectly, of borrowed funds or the proceeds of an issue of any stock ranking superior to or on a parity with the 7.40% Series if such borrowed funds have an interest rate or cost to the Corporation, or such stock has a dividend rate or cost to the Corporation (calculated in each case in accordance with generally accepted financial practice), less than 7.64% per annum.

               (3) The amount payable to the holders of the shares of the 7.40% Series in the event of any voluntary liquidation, dissolution or winding-up of the Corporation at amounts equal to the respective redemption prices per share specified in subparagraph
          (2) above, and the amount per share payable to the holders thereof in the event of any involuntary liquidation, dissolution or winding-up of the Corporation at $25, together in each case with all dividends accrued and in arrears thereon to the date of such liquidation, dissolution or winding-up.

               (4) The procedure for selection of shares of the 7.40% Series in the case of partial redemption. In every case of redemption of less than all of the outstanding shares of the 7.40% Series, the shares to be redeemed shall be selected pro rata as among the holders of record of shares of the 7.40% Series, in the same proportions, as nearly as possible, as the total number of shares of the 7.40% Series held by such holders, respectively, bears to all of the shares of the 7.40% Series then outstanding.

               (5) The treatment of shares of the 7.40% Series purchased or redeemed by the Corporation. All shares of the 7.40% Series purchased or redeemed by the Corporation shall be cancelled, shall not be reissued as shares of the 7.40% Series, and shall constitute authorized but unissued shares of the Serial Preferred Stock with a par value of Twenty-Five Dollars ($25) per share of the Corporation.

     5. The amendment of the Certificate of Incorporation as set forth herein was authorized by the Board of Directors of the Corporation in accordance with Section 502(d) of the Business Corporation Law.
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     IN WITNESS WHEREOF, we have subscribed and D.W. Farley has verified this Certificate this 15th day of December, 1993.

                                  /s/ SHERWOOD J. RAFFERTY
                                      SHERWOOD J. RAFFERTY
                                          Vice President


                                       /s/ D. W. FARLEY
                                           D. W. FARLEY
                                            Secretary


STATE OF NEW YORK )
                  )  ss.:
COUNTY OF TOMPKINS)

     D. W. FARLEY, being duly sworn, deposes and says, that he is Vice President and Secretary of New York State Electric & Gas
Corporation, the Corporation named in and described in the foregoing Certificate, that he has read and signed the foregoing
Certificate and the statements contained therein are true.


                                       /s/ D. W. FARLEY
                                           D. W. FARLEY


Subscribed and sworn to before me this
15th day of December, 1993.

/s/ ALICE M. JORDAN
    ALICE M. JORDAN

Notary Public
State of New York
Qualified in Tioga County
Commission expires 9/30/94

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                        STATE OF NEW YORK
                   PUBLIC SERVICE COMMISSION

                              Albany, NY, December 16, 1993

CASE 93-M-0744-Petition of New York State Electric & Gas Corporation for authority to issue and sell long-term debt, preferred stock and common stock pursuant to a multi-year financing plan and to negotiate a Revolving Credit Agreement.

                        * * * *

The Public Service Commission hereby consents to and approves this Certificate of Amendment of the Certificate of Incorporation of New York State Electric & Gas Corporation under Section 805 of the Business Corporation Law, executed December 16, 1993, in accordance with the order of the Public Service Commission dated December 1, 1993.

                                     By the Commission

                                     /s/ J. J. KELLIHER

                                          Secretary
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             NEW YORK STATE ELECTRIC & GAS CORPORATION


     CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
         OF NEW YORK STATE ELECTRIC & GAS CORPORATION PURSUANT
            TO SECTION 805 OF THE BUSINESS CORPORATION LAW



                           STATE OF NEW YORK
                          DEPARTMENT OF STATE



                        FILED December 20, 1993
                             TAX $ NONE
                           FILING FEE $60